Media Contact:	Katie Monfre, (414) 347-2650, katie_monfre@mgic.com
Investor Contact:	Michael J. Zimmerman, (414) 347-6596, mike_zimmerman@mgic.com

MGIC Announces Closing of Convertible Debenture Placement

MILWAUKEE, March 28, 2008 — MGIC Investment Corporation (NYSE: MTG) (“MGIC”) has announced that it has completed the sale of $365 million principal amount of 9% Convertible Junior Subordinated Debentures due 2063. This amount reflects the partial exercise by the initial purchasers of their option to purchase additional debentures. The initial purchasers retain an option to purchase an additional $25 million aggregate principal amount of debentures. The debentures were sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The debentures will be convertible, at the holder’s option, at an initial conversion rate of 74.0741 shares per $1,000 principal amount of debentures, which represents a 20% conversion premium based on the $11.25 per share price to the public in MGIC’s concurrent common stock offering.

The net proceeds of the offering will be used to increase the capital of Mortgage Guaranty Insurance Corporation, MGIC’s principal insurance subsidiary, in order to enable it to expand the volume of its new business and for MGIC’s general corporate purposes.

The debentures and the shares of MGIC common stock issuable upon conversion of the debentures will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

MGIC is not undertaking any obligation to update any information in this press release regarding its capital raising plans. No investor should rely on the fact that such information is current at any time other than the time at which this press release was issued.

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